Exhibit 99.1

RLI DECLARES DIVIDEND

PEORIA, ILLINOIS, February 4, 2016 — RLI Corp. (NYSE: RLI) — The RLI Corp. board of directors has declared a first quarter regular cash dividend of $0.19 per share, the same amount as the prior quarter. The dividend is payable on March 18, 2016, to shareholders of record as of February 29, 2016.

RLI has paid dividends for 159 consecutive quarters and increased dividends in each of the last 40 years.

The company’s dividend yield would be 1.27% based on the $0.76 indicated annual dividend and yesterday’s closing stock price of $59.94.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company, a distinction held by fewer than 10 percent of property and casualty insurance companies in the U.S. RLI has paid and increased dividends for 40 consecutive years and delivered underwriting profits for 20 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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